UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

SOUTHCORP CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21155	46-5429720
(Commission File No.)	(IRS Employer Identification No.)

205 Ave Del Mar #984 San Clemente, CA 92674
(Address of principal executive offices) (zip code)

(949) 461-1471
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure.

See the disclosure under Item 8.01 of this Current Report on Form 8-K.

 Item 8.01 Other Events.

(1)	The Company is looking to acquire up to 10 properties at an auction in Indiana on October 31, 2014.

(2)

The Company has begun developing a site plan for its 1.4 acre parcel located in Indiana. The Company is expecting the site plan to include 30+ apartments. The Company wants to build the apartments in phases containing 2 and 4 unit buildings. The Company has begun discussions with architects to create the site plan to conform to the requirements of various government housing programs including those under the Department of Housing and Urban Development. By obtaining government housing residents, the Company will receive rent payments directly from the government without the need to obtain rent from out residents.

(3)

The Company will begin development on its Bearing Street Mixed-Use Purpose Project once the site plan for its apartment building is complete. The Company is developing a commercial parcel in Berne, Indiana that will contain commercial/retail residential.

(4)

The Company has begun renovation on its Winchester street property. The Company acquired the property for $2,600 and expects the renovations to cost approximately $80,000. Once the renovations are complete the Company expects to list the property for $150,000.

(5)	The Company expects to finish the renovations on its Balsam street property and to list the property for sale in the next 30-45 days.

(6)

The Company has begun discussions regarding purchasing student housing in South Bend, Indiana. The student housing is within walking distance to Notre Dame University. The Company is exploring the return on investment on acquiring the student housing vs building new housing on vacant land.

(7)

The Company has begun exploring on building a 100+ unit apartment building on a 4-5 acre parcel of land in Indiana. The Company is looking at having the first floors contain retail/commercial or a medical clinic with apartments on the floors above. The Company expects to begin a feasibility study by the end of the year.

2

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SouthCorp Capital, Inc.

Dated: October 10, 2014	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO